Exhibit 99.1

Splash Beverage Announces Q3 Performance Data Featuring 65% Q/Q Growth with Sales Topping $1M

FORT LAUDERDALE, FL, November 16, 2020 / Splash Beverage Group, Inc. (OTC:SBEV) (www.SplashBeverageGroup.com) (“Splash” or the “Company”), a holding company building a leading portfolio of beverage brands, is pleased to report performance data for the three months ended September 30, 2020, which featured very strong sequential topline quarterly growth, revenues in excess of Company estimates, and growth in liquidity and capital resources, as Splash continues to establish robust trends in its expanding core operations.

●	Consolidated Revenues for the Three Months ended September 30 totaled $1,009,615, representing quarter-over-quarter growth of 65% compared to the Three Months ended June 30.

●	Consolidated Revenues for the Nine Months ended September 30 totaled $1,733,926.

●	The Company surpassed its estimated topline performance during Q3.

●	Management forecasts $1.3-1.5 million in current quarter revenues for the three months ending December 31, 2020.

●	The Company also negotiated a Subscription Agreement with one accredited investor, pursuant to which the Company received gross proceeds of $3,070,000.

“Our Q3 data highlights significant growth during the quarter, with an impactful increase in revenues, liquidity, and capital resources, as well as the successful navigation of challenges associated with the pandemic health crisis,” commented Robert Nistico, CEO of Splash Beverage. “Looking ahead, we see continue to see growth in the neighborhood of 30-50% on a sequential quarterly basis as our core metrics benefit from our strong brand positioning and we begin to see tailwinds associated with our expansion into the Asian marketplace.”

Last quarter, management estimated the Company would drive net sales of between $750,000 to $1,000,000 for the three months ended September 30, 2020. That slightly underestimated the Company’s performance, with sales during the period surpassing $1 million.

In addition, between June 19, 2020, and October 16, 2020, Splash Beverage Group executed a Subscription Agreement with one accredited investor, pursuant to which the Company received gross proceeds of $3,070,000 in return for the issuance of 2,790,909 shares of the Company’s common stock and a warrant allowing this investor to purchase an additional 1,395,455 shares of the Company’s common stock.

“We are very happy with the progress the Company has made this year in the face of significant headwinds," added Nistico. “I am confident we are well positioned for exponential growth in our expanding portfolio of beverage brands and concepts, moving us toward increasing access to new market opportunities, including potential acquisitions, as we continue to strive for broad shareholder value generation.”

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

About Splash Beverage Group, Inc.
Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk. SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

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Forward-Looking Statement
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:
Splashbeveragegroup.com
info@splashbeveragegroup.com
954-745-5815

SOURCE: Splash Beverage Group, Inc.